EXHIBIT 3.6

CERTIFICATE OF DESIGNATION, PREFERENCES,  AND RIGHTS OF
SERIES E PREFERRED STOCK OF GENESIS GROUP HOLDINGS, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, the undersigned Secretary of GENESIS GROUP HOLDINGS, INC. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY that pursuant to the authority contained in the Corporation’s Certificate of Incorporation, as amended, and in accordance with the provisions of the resolution creating a series of the class of the Corporation’s authorized Preferred Stock as designated as Series E Preferred Stock as follows:

FIRST:  The Certificate of Incorporation, as amended, of the Corporation authorizes the issuance of 500,000,000 shares of common stock, $0.0001 par value per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share, and further authorizes the Board of Directors of the Corporation, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the unissued shares of preferred stock not then allocated to any series into one or more and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, the number of shares which shall constitute such and certain preferences, limitations and relative rights of the shares of each series so established.

SECOND:  By unanimous written consent of the Board of Directors of the Corporation dated September 17, 2012, the Board of Directors adopted the following resolution designating 3,500, shares of the preferred stock as Series E Preferred Stock and fixing the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of the Series E Preferred Stock:

RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors hereby establishes a series of the Corporation’s preferred stock, designated Series F Preferred Stock, and hereby states the number of shares, and fixes the powers, designations, preferences and other rights, and the qualifications, limitations and restrictions thereof, of such series of shares as follows:

Series E Preferred Stock

The Corporation shall designate a series of preferred stock, consisting of 3,500 shares, as Series E Preferred Stock (the “Series E”) which shall have the following designations, rights and preferences:

1.   Dividends and Warrants. The holders of the outstanding Series E Preferred shall be entitled to receive, out of funds legally available therefore, cumulative dividends at the annual rate of 12% of the Liquidation Preference Price per share of the Series E.  Such dividends shall be payable in cash or shares of the Corporation’s common stock, at the election of the Corporation, quarterly in arrears beginning September 30, 2012.  Such dividends shall accrue on each such share commencing on the date of issue, and shall accrue from day to day, whether or not declared until paid, or until the earlier redemption or conversion of the Series E.  Such dividends shall be cumulative so that if such dividends in respect of any previous quarterly dividend period shall not have been paid on or declared and set apart for all shares of Series E Preferred at the time outstanding, the deficiency shall be declared and fully paid on or declared and set apart for such shares before the Corporation makes any distribution (as hereinafter defined) to the holders of Common Stock.  Accrued but unpaid dividends shall not bear interest.  “Distribution” in this Section means the transfer of cash or property without consideration, whether by way of dividend or otherwise (except a dividend in shares of the Corporation) or the purchase or redemption of shares of the Corporation for cash or property (except for an exchange of shares of the Corporation or shares acquired by the Corporation from employees pursuant to the terms of any employee incentive plan, agreement or arrangement) including any such transfer, purchase or redemption by a subsidiary of the Corporation.  The time of any distribution by way of dividend shall be the date of declaration thereof and the time of any distribution by purchase or redemption of shares shall be the day cash or property is transferred by the Corporation, whether or not pursuant to a contract of an earlier date; provided that where a negotiable debt security is issued in exchange for shares the time of the distribution is the date when the Corporation acquires the shares in such exchange.  The Board of Directors may fix a record date for the determination of holders of Series E entitled to receive payment of a dividend declared thereon.

2.   Conversion. Each holder of Series E shall have the right to convert such Series E into the Corporation common stock, par value $0.0001 per share (the “Common Stock”) pursuant to the terms and conditions of this Section 2. The right to convert shall begin on the date on which the first share of Series E is issued and terminate on the one year anniversary thereof.  The conversion, in the aggregate among all Series E, shall be into such number of shares of Common Stock equal to 9.8% of the Corporation’s Common Stock at the time of conversion (such that each holder’s Series E shall be convertible into a number of shares of Common Stock resulting from multiplying 9.8% by such holder’s proportionate amount of the total shares of Series E actually issued by the Corporation (whether then outstanding or not)), calculated on a fully diluted basis (i.e. after giving effect to all securities and assuming conversion and exercise of all securities, including but not limited to all common shares, preferred shares, convertible debt securities, options and warrants, whether they are in the money or not and whether they are exercisable or not) (the “Conversion Ratio”).

a.   Mechanics of Conversion. The conversion of the shares of the Series E shall be conducted in the following manner:

i.   Holder’s Delivery Requirements. To convert the shares of the Series E into shares of Common Stock on any date (the “Conversion Date”), the holder of such Series E shall (A) transmit by facsimile (or otherwise deliver) for receipt on or prior to 11:59 p.m., Eastern Standard Time on such date, a copy of a fully executed notice of conversion (the “Conversion Notice”) to the Corporation’s designated transfer agent (the “Transfer Agent”) with a copy thereto to the Corporation and (b) surrender to a common carrier for delivery to the Transfer Agent at such time the original certificates representing the shares of the Series E being converted (or a letter attesting to their loss, theft or destruction with respect to such shares in the case of their loss, theft or destruction in a form, and providing such indemnities, as shall be reasonably acceptable to the Corporation and the Transfer Agent) (the “Series E Certificate”), duly endorsed for transfer.

ii.   Corporation’s Response. Upon receipt by the Corporation of a copy of the Conversion Notice, the Corporation shall send, via facsimile, a confirmation of receipt of such Conversion Notice to the Holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process the conversion of the shares of Series E identified in the Conversion Notice in accordance with the terms herein. Upon receipt by the Transfer Agent of the Series E Certificate(s) to be converted pursuant to the Conversion Notice, the Transfer Agent shall as promptly as practicable in accordance with the Transfer Agent’s standard procedures, issue and surrender to a common carrier for delivery to the address specified in the Conversion Notice, a certificate registered in the name of the holder or its designee for a number of shares of Common Stock to which the holder shall be entitled upon such conversion. If the number of shares of Series E represented by the Series E Certificate(s) submitted for conversion is greater than the number of Series E being converted, then the Transfer Agent shall, as soon as practicable in accordance with the Transfer Agent’s standard procedures, issue and deliver to the holder a new Series E Certificate representing the number of such shares of Series E not converted.

iii.   Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of shares of the Series E shall be treated for all purposes as the record holder of such shares of Common Stock on the Conversion Date.

3.   Redemption. Either (a) beginning on the 181st day following the first issuance of shares of Series E at the individual option of each holder of shares of Series E any holder of shares of Series E any holder of such Series E shares may submit a written request (a “Holder Redemption Notice”) that the Corporation redeem a number of shares of such Series E owned by such holder that is specified in such request for redemption delivered to the Corporation by such holder or (b) at any time after the issuance thereof the Corporation may submit a written notice of redemption (a “Company Redemption Notice” and, the applicable Holder Redemption Notice or Company Redemption Notice being sometimes referred to as a “Redemption Notice”), the Corporation shall redeem the number of shares of the Series E that is specified in the Redemption Notice by paying the Liquidation Preference Price (as hereinafter defined) per share of such Series E to be redeemed; provided, however, that if the Corporation is prohibited under the Delaware General Corporation Law or other applicable law from redeeming all of such shares of Series E for which redemption is to occur hereunder, then it shall first redeem such shares on a pro rata basis among the holders requesting redemption (in the case of a Holder Redemption Notice) or all holders of Series E (in the case of a Company Redemption Notice) in proportion to the full respective redemption amounts to which they are entitled hereunder to the extent that the Corporation is not so legally prohibited from doing so and shall redeem the remaining shares to be redeemed as soon as the Corporation is not so legally prohibited from doing so. The Redemption Notice shall also state the date (which must be a business day) on which the holder of such Series E (in the case of a Holder Redemption Notice) desires the shares to be redeemed or the date on which the Company will redeem the shares (in the case of a Company Redemption Notice), which date shall not be sooner than the date that is 45 days after the date of the Redemption Notice nor after the date that is 90 days after the date of the Redemption Notice and which date shall be a business day, in either case without the consent of the Corporation; provided that (in the case of a Holder Redemption Notice) the Corporation may delay the date of redemption for up to an additional 180 days by delivering written notice to the holders of Series E requesting redemption.  On the date of redemption as specified in the Redemption Notice, the holder shall surrender to the Corporation his certificate for the shares of Series E to be redeemed and the Corporation shall pay to such holder the redemption price therefor in immediately available funds. In the case of a partial redemption, the Corporation will instruct the Transfer Agent to issue a new certificate to the holder representing the balance of the unredeemed Series E shares represented by the surrendered certificate. In the event any shares of the Series E shall be redeemed pursuant to this section, the shares so redeemed shall automatically be cancelled and returned to the status of authorized but unissued shares of preferred stock.

4.   Voting Rights. Each share of the Series E shall entitle the holder thereof to one vote for each share of Common Stock into which such share of Series E could be converted pursuant to the Conversion Ratio on the record date for determining stockholders entitled to vote or consent, and with respect to such vote, shall be entitled to notice of any stockholders’ meeting in accordance with the by-laws of the Corporation, and shall be entitled to vote, together as a single class with holders of Common Stock and any other series of preferred stock then outstanding with voting rights, with respect to any question or matter upon which holders of Common Stock have the right to vote. The shares of Series E shall also entitle the holders thereof to vote the shares as a separate class as set forth herein and as required by law. In the event of any stock split, stock dividend or reclassification of the Corporation’s Common Stock, the number of votes which attach to each share of the Series E shall be adjusted in the same proportion as any adjustment to the number of outstanding shares of Common Stock.

5.   Liquidation, Dissolution, Winding-Up. Upon any Sale, liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of the Series E shall be entitled, after any distribution or payment is made upon any shares of capital stock of the Corporation having a liquidation preference senior to the Series E but before any distribution or payment is made upon any shares of Common Stock or other capital stock of the Corporation having a liquidation preference junior to the Series E and on a pari passu basis with any class or series of capital stock of the Corporation pari passu with the Series E as to liquidation preference, to be paid in cash the sum of $1000.00 per share, subject to appropriate adjustments for subdivisions or combinations of the outstanding shares of the Series E effected after the date hereof (the “Liquidation Preference Price”). If upon such Sale, liquidation, dissolution or winding up, the assets to be distributed among the holders of Series E and all other shares of capital stock of the Corporation having the same liquidation preference as the Series E shall be insufficient to permit payment to said holders of such amounts, then all of the assets of the Corporation then remaining shall be distributed ratably among the Series E Holders and such other capital stock of the Corporation having the same liquidation preference as the Series E, if any. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after provision is made for Series E Holders and all other shares of capital stock of the Corporation having the same liquidation preference as the Series E, if any, then-outstanding as provided above, the holders of Common Stock and other capital stock of the Corporation having a liquidation preference junior to the Series E shall be entitled to receive ratably all remaining assets of the Corporation to be distributed. If assets other than cash are distributed pursuant to this Section, the valuation of such assets will be made by the Board of Directors acting in good faith.

6.   Protective Provisions. So long as any shares of the Series E are outstanding, this Corporation shall not, without first obtaining the vote or written consent of the holders of a majority of the then outstanding Series E, (i) amend its Certificate of Incorporation (including this Certificate of Designation) to adversely alter or change the powers, preferences or rights of the Series E, or the qualifications, limitations or restrictions thereof or (ii) authorize or create any shares of any class or series of stock ranking senior to the Series E as to liquidation preference.

7.   Reservation of Common Stock. The Corporation will at all times that there are any shares of Series E outstanding reserve and keep available out of its authorized but unissued shares of Common Stock or its treasury shares of Common Stock, solely for the purpose of issuance upon the conversion of the Series E, the maximum number of shares of Common Stock as then could be issuable upon the conversion of all then outstanding shares of the Series E. All shares of Common Stock which are issuable upon conversion of the Series E in accordance with this Certificate of Designation will, when so issued, be duly authorized, validly issued, fully paid and non-assessable. The Corporation will take all action that may be necessary to assure that all shares of Common Stock issuable upon such conversion may be so issued without violation of any law, regulation or agreement applicable to the Corporation.

8.   Fractional Shares. No fractional shares of Common Stock shall be issued upon the conversion of any share or shares of Series E. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of the Series E by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If a fractional share of Common Stock would otherwise be issued upon conversion of a single share of Series E or, in the case of the conversion of multiple shares of Series E by the same holder, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the Holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors based on the last reported sale price of the Corporation’s Common Stock on the date of the Conversion Notice (or, if there is no such reported last sale price, the last reported bid price on such date).

9.   Registration Rights. Each holder of any shares of Common Stock issued upon conversion of Series E that have not been (i) sold to a broker, dealer or underwriter in a public distribution or public securities transaction or (ii) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Act”) pursuant to Rule 144 thereunder (the “Registrable Securities”) shall have the following registration rights upon the terms and conditions set forth in this Section 9:

a.   Demand Rights. Holders of at least 40% of the Registrable Securities (together with all other shareholders joining in such demand as provided below, the “Initial Requesting Holders”), may at any time (but subject to any market stand-off agreement to which such holders are a party) make a written request to the Corporation that the Corporation file a registration statement under the Act covering the resale of all or any part of such holders’ Registrable Securities (a “Demand Registration”). Within 30 days after receipt of such request, the Corporation shall give written notice of such Demand Registration request (including therein the number of Registrable Securities included in such demand and the parties making such demand) to all other holders of Registrable Securities (the “Demand Notice”). Such other holders will have the right, by giving written notice to the Corporation within 30 days of the date of the Demand Notice, to participate in such Demand Registration and the number of such holder’s Registrable Securities to be included therein. The Corporation shall use its commercially reasonable efforts to cause such registration statement to be filed with the Securities and Exchange Commission (“SEC”) as soon as reasonably practicable and shall include in such registration statement the Registrable Securities which the Corporation has been requested to register by the Initial Requesting Holders and any such other holders of Registrable Securities, and to cause such registration statement to become effective as soon as reasonably practicable.  Notwithstanding anything herein to the contrary, the Corporation shall not be obligated to file more than two registration statements that become effective pursuant to this Section 9(a).

b.   Piggyback Rights. For so long as there are any Registable Securities outstanding, each time the Corporation shall determine to file a registration statement under the Act (other than on Form S-4 or Form S-8 or another form not available for registering the Registrable Securities for sale to the public) in connection with the proposed offer and sale of any of its equity securities either for its own account or on behalf of any other security holder, the Corporation shall give prompt written notice of its determination to all holders of Registrable Securities (a “Piggyback Notice”). In the event a holder or holders, within 20 days after the receipt of the Piggyback Notice, notify the Corporation of their desire that some or all of their Registrable Securities be included in the registration statement, the Corporation shall include in the registration statement all such Registrable Securities, all to the extent requisite to permit the sale or other disposition by the holder(s) of the Registrable Securities to be so registered; provided, however, that the Corporation may at any time, in its sole discretion withdraw or cease proceeding with any such registration if it shall at the same time withdraw or cease proceeding with the registration of all other securities originally proposed to be registered; and provided further that in connection a registration statement filed in connection with the first underwritten public offering of equity securities of the Corporation after the first date of issuance of Series E, if the lead underwriter(s) determines that inclusion of any or all Registrable Securities in such registration statement is not advisable for the success of the offering, the Corporation shall not be obligated to include any Registrable Securities (up to all Registrable Securities) that such underwriter determines should not be included in the offering.

c.   Expenses. With respect to each Demand Registration or Piggyback Registration, the Corporation shall pay any expenses (excluding underwriting discounts and commissions and fees and expenses of counsel to the holders (other than as set forth below)) incurred in connection with registrations, filings or qualifications pursuant to this Section 9, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, and fees and disbursements of counsel for the Corporation and the reasonable fees and expenses of one counsel for the selling holders up to an aggregate amount of $30,000; provided, however, that the Corporation shall not be required to pay for any expenses of any Demand Registration if the registration request is subsequently withdrawn at the request of the holders of a majority of the Registrable Securities to be registered (in which case all participating holders shall bear such expenses pro rata based on the number of Registrable Securities included or to be included in such registration), unless the holders of a majority of the Registrable Securities agree to forfeit their right to one Demand Registration pursuant to Section 9(a); provided, further, however, that if at the time of such withdrawal, such holders have learned of a material adverse change in the condition, business or prospects of the Corporation from that known to such holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Corporation of such material adverse change, then such holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 9(a).

10.   No Preemptive Rights. No Series E Holder shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class.

11.   Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief).

12.   Charges. The issuance of certificates representing Common Stock upon conversion of the Series E as hereinabove set forth shall be made without charge for any expense or issuance tax in respect thereof, provided that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of shares converted.

13.   Specific Shall Not Limit General. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed by its Secretary as of this 17th day of September 2012.

GENESIS GROUP HOLDINGS, INC.

By:	/s/ Lawrence Sands
Name:	Lawrence Sands
Title:	Senior Vice President